Exhibit 99.1

Mesa Air Group, Inc. Announces Update on CRJ-200s Operating at United Airlines

PHOENIX, Nov. 6 /PRNewswire-FirstCall/ -- MESA AIR GROUP, INC. (Nasdaq: MESA) today announced that the timeframe for United Airlines to exercise its renewal rights with respect to extending Mesa's operation of 26 CRJ-200 aircraft under its code-share agreement with United Airlines has expired. Mesa plans to work with United Airlines on an orderly transition plan, but, in any event, the date of exit from service is expected to be no later than April 30, 2010.

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See the Company's disclosure in its Form 10-Q for the quarterly period ended June 30, 2009, which was filed on August 10, 2009, for a complete discussion of the Company's agreement with United and its contribution to the Company's revenue.

This press release contains various forward-looking statements that are based on management's beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, projected or expected.

Mesa currently operates 136 aircraft with approximately 800 daily system departures to 126 cities, 40 states, Canada, and Mexico. Mesa operates as Delta Connection, US Airways Express and United Express under contractual agreements with Delta Air Lines, US Airways and United Airlines, respectively, and independently as Mesa Airlines and go!. In June 2006 Mesa launched inter-island Hawaiian service as go!. This operation links Honolulu to the neighbor island airports of Hilo, Kahului, Kona and Lihue. The Company, founded by Larry and Janie Risley in New Mexico in 1982, has approximately 3,700 employees.

http://www.mesa-air.com

SOURCE Mesa Air Group, Inc.

Brian S. Gillman, EVP & General Counsel of Mesa Air Group, Inc., +1-602-685-4052, brian.gillman@mesa-air.com